HEAT 2006-6 (Alladdin Stresses)

Assumptions:
-	Fail Triggers
-	100% PPC
-	40%, 50% & 60% Loss Severity
-	To Maturity
-	12 Month Lag

Class M-4
				Collateral
			Breakeven	Loss
		Severity	CDR	to Maturity	WAL
	Spot Libor	40%	17.9%	14.4%	8.5
	Forward Libor	40%	17.8%	14.3%	8.4
	Forward Libor + 2.00%	40%	18.0%	14.5%	8.5
	Spot Libor	50%	13.8%	14.8%	9.1
	Forward Libor	50%	13.8%	14.8%	9.3
	Forward Libor + 2.00%	50%	13.8%	14.8%	9.2
	Spot Libor	60%	11.3%	15.1%	9.8
	Forward Libor	60%	11.2%	15.0%	9.6
	Forward Libor + 2.00%	60%	11.2%	15.0%	9.8